SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 25, 2006

Wells Real Estate Fund IX, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-22039	58-2126622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 25, 2006, Fund VIII and Fund IX Associates (the "Joint Venture"), a joint venture between Wells Real Estate Fund VIII, L.P. and Wells Real Estate Fund IX, L.P. (the "Registrant"), and United States Cellular Operating Company ("US Cellular"), an unrelated third party, entered into the second amendment to the lease agreement (the "Agreement") with US Cellular, the sole tenant at an office building containing approximately 102,000 square feet located in Madison, WI (the "US Cellular Building"). The Joint Venture owns 100% of the US Cellular Building. The Registrant owns an equity interest of approximately 45.2% in the Joint Venture.

The Agreement reduces the square footage leased by US Cellular from approximately 102,000 square feet to approximately 75,000 square feet commencing January 1, 2007 and extends the termination date of the lease from May 31, 2007 to January 31, 2013. The monthly base rent payable under the Agreement is approximately $77,800 from January 1, 2007 through December 31, 2007. Effective January 1, 2008, the monthly base rent increases by approximately 2.0% every January through lease expiration. As a result of entering into the Agreement, US Cellular is entitled to (i) a seven-month rental abatement commencing July 1, 2006 through January 31, 2007, and (ii) a reduction in operating expenses from 100% to approximately 73.3% commencing on January 1, 2007 as a result of the reduction in square footage leased. As a result of entering into the Agreement, US Cellular is entitled to a landlord-funded tenant improvement allowance of up to approximately $374,000, which can be used for refurbishment of the space or as a credit to base rent upon request. In addition, US Cellular has the right to extend the amended lease term for an additional five-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IX, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: September 29, 2006